UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2012

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Disposal of Austar

On May 23, 2012 in Sydney, Australia, Liberty Global, Inc. (Liberty Global) sold 100% of the shares of Austar United Communications Limited (Austar) to certain third parties (collectively, FOXTEL).  Previously, on April 26, 2012, Liberty Global had increased its ownership interest in Austar from 54.15% to 100%, with funding provided by a loan from FOXTEL (the Austar NCI Transaction).   Upon completion of these transactions and excluding proceeds related to the Austar shares acquired in the Austar NCI Transaction, LGI realized cash proceeds before disposal costs of approximately AUD 1,046.5 million, which, after taking into account applicable foreign currency forward contracts, will result in proceeds of $500.0 million and €436.6 million ($556.1 million at May 22, 2012).

Item 9.01. Financial Statements and Exhibits.

Pro forma financial information

A pro forma statement of operations to reflect the disposal of Liberty Global's ownership interests in Austar has not been provided as Austar has been presented as a discontinued operation in Liberty Global's consolidated statements of operations for the years ended December 31, 2011, 2010 and 2009 and the three months ended March 31, 2012 and 2011.  With regards to the pro forma impact on the March 31, 2012 consolidated balance sheet of Liberty Global, the sale of Austar would have resulted in reductions of (i) $317.8 million to current assets, (ii) $767.2 million to long-term assets, (iii) $111.8 million to current liabilities and (iv) $750.0 million to long-term liabilities.  In addition, the total consolidated equity applicable to Liberty Global shareholders as of March 31, 2012 would have increased by $600.2 million to reflect the pro forma estimated after-tax gain on the disposal of Austar based on estimated cash proceeds of $500.0 million and €436.6 million ($582.1 million at March 31, 2012) after taking into account applicable foreign currency forward contracts and assuming disposal costs are not significant. The pro forma estimated after-tax gain includes an estimated current tax expense of $15.0 million and an estimated deferred tax expense of $338.6 million. The actual deferred tax expense related to the gain on disposal of Austar will be dependent upon the use of the proceeds and the implementation of tax planning strategies. As such, the actual deferred income tax expense recorded for this disposal may be significantly less than the pro forma estimate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: May 23, 2012

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